Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Marni Kottle
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(650) 374-2803

BioMarin Announces Strong Second Quarter 2023 Results and Record Breaking Revenues for the First Half of 2023, Including 13% Year Over Year Growth Year-to-date

•VOXZOGO® Growth Continued in the Second Quarter Driven by Global Demand Resulting in Increased Full Year 2023 Guidance

•Pivotal Program with VOXZOGO in New, Potential Second Indication, Hypochondroplasia, to Begin in the Fourth Quarter of 2023

•U.S. Approval of ROCTAVIAN™ Received in the Second Quarter and Commercial Launch Underway; Commercial Launch in Europe Making Progress

Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change

Total Revenues	$595.3	$533.8	12%	$1,191.7	$1,053.2	13%

Total Enzyme Product Revenues (1)	$420.8	$425.7	(1)%	$868.8	$852.3	2%

VIMIZIM® Net Product Revenues	$177.4	$173.3	2%	$366.6	$356.4	3%
VOXZOGO® Net Product Revenues	$113.3	$34.4	229%	$201.2	$54.0	273%
NAGLAZYME® Net Product Revenues	$90.1	$115.8	(22)%	$213.1	$243.8	(13)%
PALYNZIQ® Net Product Revenues	$74.9	$61.6	22%	$137.2	$116.5	18%
KUVAN® Net Product Revenues	$50.6	$57.6	(12)%	$101.1	$116.9	(14)%
ALDURAZYME® Net Product Revenues	$40.3	$37.3	8%	$74.7	$61.7	21%
BRINEURA® Net Product Revenues	$38.1	$37.7	1%	$77.2	$73.9	4%

GAAP Net Income (2)	$56.0	$27.7		$106.9	$148.5
Non-GAAP Income (3)	$105.2	$76.8		$221.0	$175.7
GAAP Diluted Earnings per Share (EPS)	$0.29	$0.15		$0.56	$0.79
Non-GAAP Diluted EPS (4)	$0.54	$0.41		$1.14	$0.93

	June 30, 2023	December 31, 2022
Total cash, cash equivalents & investments	$1,556.7	$1,625.4
(1)    Enzyme-based products include ALDURAZYME, BRINEURA, NAGLAZYME, PALYNZIQ, and VIMIZIM.
(2)     GAAP Net income in the first half of 2022 included a $89.0 million gain, net of taxes, related to the sale of the Rare Pediatric Disease Priority Review Voucher (PRV) the Company received from the U.S. Food and Drug Administration (FDA) in connection with U.S. approval of VOXZOGO.

(3)     Non-GAAP Income is defined by the Company as reported GAAP Net Income, excluding amortization expense, stock-based compensation expense, contingent consideration, and, in certain periods, certain other specified items. The Company also includes a Non-GAAP adjustment for the estimated income tax impact of reconciling items. Refer to Non-GAAP Information beginning on page 9 of this press release for a complete discussion of the Company’s Non-GAAP financial information and reconciliations to the comparable information reported under U.S. GAAP.
(4)     Non-GAAP Diluted EPS is defined by the Company as Non-GAAP Income divided by Non-GAAP diluted shares outstanding.
SAN RAFAEL, Calif., July 31, 2023 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the six months and second quarter ended June 30, 2023.
“Outstanding execution across our business led to record revenues in the first half of 2023. We reached more children with VOXZOGO around the world, as physicians and families sought treatment with the only approved medicine targeting the genetic cause of achondroplasia,” said Jean-Jacques Bienaimé, Chairman and Chief Executive Officer of BioMarin. “We were also very pleased to have received the highly anticipated U.S. approval of ROCTAVIAN, the only gene therapy treatment for severe hemophilia A. U.S. commercial launch activities are well underway following the June 29 approval, in parallel with launch progress across a number of European countries.”
Mr. Bienaimé added, “for the remainder of 2023, we plan to build on the foundation of growth and profitability achieved in the first half of the year, expand VOXZOGO globally and treat the first ROCTAVIAN patients in the U.S. and Europe.”
Financial Highlights:
•Total Revenues for the second quarter of 2023 were $595.3 million, an increase of 12% compared to the same period in 2022. The increase in Total Revenues was primarily attributed to the following:
◦higher VOXZOGO sales volume due to continued global market expansion and rapid patient uptake across all regions;
◦higher PALYNZIQ product revenues primarily due to new patients initiating therapy, particularly in the U.S.; partially offset by
◦lower NAGLAZYME product revenues primarily driven by the timing of orders in countries that place large government orders, particularly in Latin America.
•GAAP and Non-GAAP Net Income increased by $28.3 million and $28.4 million, respectively, for the second quarter of 2023 compared to the same period in 2022. The increased net income was primarily due to higher gross profit and interest income, partially offset by higher spend in research and development programs to support both early-stage research and clinical activities, as well as higher selling, general and administrative expenses due to higher foreign currency losses and to support the commercial launches of VOXZOGO and ROCTAVIAN.
Recent Product Approvals and Launches (ROCTAVIAN and VOXZOGO)
•On June 29, 2023 the FDA approved ROCTAVIAN gene therapy for the treatment of adults with severe hemophilia A (congenital factor VIII (FVIII) deficiency with FVIII activity < 1 IU/dL) without antibodies to adeno-associated virus serotype 5 (AAV5) detected by an FDA-approved test. The FDA approval is based on data from the global Phase 3 GENEr8-1 study, the largest Phase 3 trial of any gene therapy in hemophilia. The one-time, single-dose infusion is the first approved gene therapy for severe hemophilia A in the U.S. ROCTAVIAN was first conditionally approved by the European Commission in August 2022.
Following FDA approval, the Company activated its U.S.-based salesforce and communicated that ROCTAVIAN is expected to be available for commercial use in August. BioMarin estimates that there are approximately 2,500 people living with severe hemophilia A in the United States who are eligible for treatment and receiving care at approximately 140 hemophilia treatment centers.
•In Europe, BioMarin continues to make progress on the pricing and reimbursement process for ROCTAVIAN in Germany, France and Italy to facilitate access. BioMarin is working directly with the German National Association of Statuary Health Insurance Funds (GKV) to finalize access to ROCTAVIAN. At present, people in Germany with severe hemophilia A, who are eligible for treatment with ROCTAVIAN, can access treatment through either Named Patient authorizations or previously secured Outcomes Based Agreements. In France and Italy, BioMarin is working directly with the single public insurance funds in each country to secure reimbursement and access to ROCTAVIAN, expected later in 2023.
•As of the end of June 2023, more than 2,000 children with achondroplasia were being treated with VOXZOGO across 36 active markets. In the second quarter, patient growth remained strong worldwide. Based on these trends, today BioMarin updated full-year 2023 VOXZOGO guidance to between $400 million and $440 million. VOXZOGO is currently approved for the treatment of children 2 years old and older in Europe, for children 5 years old and older in the U.S., and approved for all ages from birth in Japan.
VOXZOGO and ROCTAVIAN Market Expansion Opportunities
•Today, BioMarin announced its plan to begin enrollment in the pivotal program with VOXZOGO for the treatment of children with hypochondroplasia, a condition characterized by impaired bone growth. Hypochondroplasia is a genetic statural condition caused by a mutation (gene change) in the fibroblast growth factor receptor-3 (FGFR3) gene.
Leveraging years of safety data from the VOXZOGO development program in achondroplasia, emerging data from an investigator-led Phase 2 study and following receipt of feedback from FDA, BioMarin plans to begin the 6-month observation arm of the study later this year, followed by the 52-week randomized, double-blind, placebo-controlled phase of the 80-participant clinical trial. If successful, BioMarin believes this study will be able to support regulatory approval in this large indication.

•In the coming months in the U.S. and Europe, the Company expects to learn the outcome of its request to expand VOXZOGO access to younger age groups, based on favorable results from a Phase 2 study in infants and young children and the importance of starting treatment as early as feasible. Age expansions would provide access to treatment with VOXZOGO to more than 1,000 additional children in the U.S. and Europe.
•Additional product expansion opportunities with ROCTAVIAN continue, including a clinical study investigating ROCTAVIAN treatment in those with active or prior inhibitors and continued exploration of methods of administering ROCTAVIAN in people with pre-existing antibodies against AAV5.
Earlier-stage Development Portfolio (BMN 255, BMN 331, BMN 351, BMN 349, BMN 293)
•BioMarin plans to showcase its Research and Development capabilities and earlier-stage product candidate updates at its R&D Day on September 12, 2023. Details on accessing the live event will be available on BioMarin’s website in early September.
•BMN 255 for hyperoxaluria in chronic liver disease: The Company has concluded the multi-ascending dose study with BMN 255 in healthy human volunteers. Based on early data demonstrating a rapid and potent increase in plasma glycolate following treatment with BMN 255, BioMarin plans to open enrollment in an expanded study in patients with chronic liver disease and hyperoxaluria in the second half of 2023. The Company believes the availability of a potent, orally bioavailable, small molecule like BMN 255 may be able to significantly reduce disease and treatment burden in a patient population with significant unmet need.
•BMN 331 gene therapy product candidate for Hereditary Angioedema (HAE): Dosing continues in the Phase 1/2 HAERMONY study to evaluate BMN 331, an investigational AAV5-mediated gene therapy for people living with HAE. In January 2023, BioMarin shared that the first participant treated with the 6e13vg/kg dose demonstrated C1-Inhibitor levels that were approaching the therapeutically relevant range. In March 2023, the second sentinel participant was safely dosed at 6e13vg/kg and this individual has had a similar initial response. BioMarin will continue to monitor the trajectory of expression in these two individuals before deciding on next steps in this program.
•BMN 351 for Duchenne Muscular Dystrophy (DMD): Investigational New Drug application (IND)-enabling activities continue with BMN 351, an antisense oligonucleotide therapy for individuals with exon 51-skip-amenable DMD. BMN 351 was developed using familiar chemistry and superior biology, by targeting a novel, splice enhancer site demonstrating improved binding affinity and tolerability in preclinical models. Preclinical data suggest that restored expression of near-full-length dystrophin protein at levels of up to 40% will convert phenotypes from rapid loss to durable preservation of strength and ambulation.
•BMN 349 for alpha-1 antitrypsin deficiency: Preclinical studies have demonstrated that BMN 349 is an orally bioavailable, small molecule that preferentially sequesters mutant protein, preventing polymerization in liver cells that drive the progressive liver disease form of the illness. In preclinical studies BMN 349 is titratable to effect, with rapid onset and high potency. Preclinical results have strong implications for potential improvement of current management, particularly for severe liver disease requiring rapid action. IND enabling studies are concluding and BioMarin plans to submit the IND in the second half of 2023.
•BMN 293 for MYBPC3 hypertrophic cardiomyopathy (HCM): Mutations in the MYBPC3 gene are the most common cause of inherited HCM. Early investigations suggest that gene therapy-mediated gene transfer can lead to widespread expression of the gene product, cardiac myosin-binding protein C (MyBP-C), in cardiac tissue, which can normalize cardiac hypertrophy, improve relaxation kinetics and potentially alleviate functional deficits in individuals suffering from cardiomyopathy. IND enabling studies are underway and have incorporated pre-IND feedback from the FDA. BioMarin’s goal is to submit an IND for BMN 293 in the second half of 2023.

2023 Full-Year Financial Guidance (in millions, except % and EPS amounts) (Updated)

Item	2023 Guidance			Updated July 31, 2023
Total Revenues	$2,375	to	$2,500	Unchanged
Enzyme Product Revenues(1)	$1,700	to	$1,850	Unchanged
ROCTAVIAN Revenues	$50	to	$150	Unchanged
VOXZOGO Revenues	$380	to	$430	$400	to	$440
				Unchanged
Gross Profit %	77.5%	to	79%	Unchanged
R&D % of Revenue	30%	to	32%	Unchanged
SG&A % of Revenue	36%	to	38%	35.5%	to	37.5%

GAAP Net Income	$155	to	$205	$165	to	$215
GAAP Diluted EPS	$0.78	to	$1.03	$0.83	to	$1.08
Non-GAAP Income	$360	to	$410	$370	to	$420
Non-GAAP Diluted EPS	$1.80	to	$2.05	$1.85	to	$2.10
(1)     Enzyme-based Products include ALDURAZYME, BRINEURA, NAGLAZYME, PALYNZIQ and VIMIZIM.
BioMarin will host a conference call and webcast to discuss second quarter 2023 financial results today, Monday, July 31, 2023, at 4:30 p.m. ET. This event can be accessed through this link or on the investor section of the BioMarin website at www.biomarin.com.

U.S./Canada Dial-in Number: 888-886-7786	Replay Dial-in Number: 877-674-7070
International Dial-in Number: 416-764-8658	Replay International Dial-in Number: 416-764-8692
No Conference ID: 93773398	Conference ID: 773398 #
About BioMarin
Founded in 1997, BioMarin is a global biotechnology company dedicated to transforming lives through genetic discovery. The Company develops and commercializes targeted therapies that address the root cause of genetic conditions. BioMarin's robust research and development capabilities have resulted in multiple innovative commercial therapies for patients with rare genetic disorders. The Company's distinctive approach to drug discovery has produced a diverse pipeline of commercial, clinical, and pre-clinical candidates that address a significant unmet medical need, have well-understood biology, and provide an opportunity to be first-to-market or offer a substantial benefit over existing treatment options. For additional information, please visit www.biomarin.com.

Forward-Looking Statements
This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: the expectations of Total Revenues, Net Product Revenues, Enzyme Product Revenues, Gross Profit, Research and Development Expense (R&D), Selling, General and Administrative Expense (SG&A), GAAP Net Income, Non-GAAP Income, GAAP Diluted EPS and Non-GAAP Diluted EPS for the full-year 2023; cash flows from operating activities; the timing of orders for commercial products; the timing of BioMarin’s clinical development and commercial prospects, including announcements of data from clinical studies and trials; the clinical development and commercialization of BioMarin’s product candidates and commercial products, including (i) the potential to leverage VOXZOGO in conditions beyond achondroplasia, such as hypochondroplasia, (ii) the results from clinical studies regarding product expansion opportunities for ROCTAVIAN, (iii) BioMarin’s plans to initiate and enroll an expanded study of BMN 255 in the second half of 2023, (iv) BioMarin’s plan to submit an IND for BMN 349 in the second half of 2023, and (v) BioMarin’s goal to submit an IND for BMN 293 in the second half of 2023; the potential approval and commercialization of BioMarin’s product candidates, including commercialization of ROCTAVIAN for the treatment of severe hemophilia A in the U.S. following FDA approval in June 2023, and the timing of such approval decisions and product launches, including (i) the anticipated start and growth of commercial sales of VOXZOGO in additional countries, and (ii) BioMarin’s expectation that U.S. and EU health authorities take action on its supplemental marketing applications for VOXZOGO in the coming months and the number of additional children that will be eligible for VOXZOGO if such age expansions are accepted; the expected benefits and availability of BioMarin’s product candidates; and potential growth opportunities and trends, including that BioMarin expects accelerated growth of VOXZOGO revenues as the product launch continues in future quarters and that BioMarin expects growth of ROCTAVIAN revenues as the product’s access is expanded in Europe and following commercial launch in the U.S.
These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products, impacts of macroeconomic and other external factors on BioMarin’s operations; results and timing of current and planned preclinical studies and clinical trials and the release of data from those trials; BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of BioMarin’s commercial products; the introduction of generic versions of BioMarin’s commercial products, in particular generic versions of KUVAN; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission (SEC), including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 as such factors may be updated by any subsequent reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.
BioMarin®, BRINEURA®, KUVAN®, NAGLAZYME®, PALYNZIQ®, VIMIZIM® and VOXZOGO® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. ROCTAVIANTM is a trademark of BioMarin Pharmaceutical Inc. ALDURAZYME® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this release are the property of their respective owners.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2023 and December 31, 2022
(In thousands of U.S. dollars, except per share amounts)

	June 30, 2023	December 31, 2022 ⁽¹⁾
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$694,381	$724,531
Short-term investments	476,577	567,006
Accounts receivable, net	610,222	461,316
Inventory	975,546	894,083
Other current assets	193,391	104,521
Total current assets	2,950,117	2,751,457
Noncurrent assets:
Long-term investments	385,777	333,835
Property, plant and equipment, net	1,067,278	1,073,366
Intangible assets, net	310,343	338,569
Goodwill	196,199	196,199
Deferred tax assets	1,509,290	1,505,412
Other assets	144,168	176,236
Total assets	$6,563,172	$6,375,074
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$597,231	$572,959
Short-term contingent consideration	—	15,925
Total current liabilities	597,231	588,884
Noncurrent liabilities:
Long-term convertible debt, net	1,084,994	1,083,019
Other long-term liabilities	98,120	100,015
Total liabilities	1,780,345	1,771,918
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 188,151,695 and 186,250,719 shares issued and outstanding, respectively	188	186
Additional paid-in capital	5,493,956	5,404,895
Company common stock held by the Nonqualified Deferred Compensation Plan	(10,393)	(8,859)
Accumulated other comprehensive loss	(18,617)	(3,867)
Accumulated deficit	(682,307)	(789,199)
Total stockholders’ equity	4,782,827	4,603,156
Total liabilities and stockholders’ equity	$6,563,172	$6,375,074

(1)    December 31, 2022 balances were derived from the audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (SEC) on February 27, 2023.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Six Months Ended June 30, 2023 and 2022
(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Net product revenues	$584,698	$517,660	$1,171,124	$1,023,185
Royalty and other revenues	10,577	16,138	20,566	29,972
Total revenues	595,275	533,798	1,191,690	1,053,157
OPERATING EXPENSES:
Cost of sales	128,082	123,126	254,631	240,091
Research and development	177,363	158,190	349,209	319,026
Selling, general and administrative	215,336	196,835	438,339	391,454
Intangible asset amortization and contingent consideration	15,624	16,495	31,294	34,107
Gain on sale of nonfinancial assets, net	—	—	—	(108,000)
Total operating expenses	536,405	494,646	1,073,473	876,678
INCOME FROM OPERATIONS	58,870	39,152	118,217	176,479

Interest income	12,612	2,505	24,555	4,325
Interest expense	(3,755)	(3,859)	(7,458)	(7,665)
Other income (expense), net	3,083	(2,947)	(7,747)	(4,101)
INCOME BEFORE INCOME TAXES	70,810	34,851	127,567	169,038
Provision for income taxes	14,770	7,187	20,675	20,576
NET INCOME	$56,040	$27,664	$106,892	$148,462
EARNINGS PER SHARE, BASIC	$0.30	$0.15	$0.57	$0.80
EARNINGS PER SHARE, DILUTED	$0.29	$0.15	$0.56	$0.79
Weighted average common shares outstanding, basic	187,948	185,254	187,311	184,710
Weighted average common shares outstanding, diluted	194,998	187,448	194,756	191,096

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2023 and 2022
(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2023	2022
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$106,892	$148,462
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	51,840	52,614
Non-cash interest expense	2,058	2,062
Amortization of premium (accretion of discount) on investments	(4,533)	3,070
Stock-based compensation	103,857	94,911
Gain on sale of nonfinancial assets, net	—	(108,000)
Loss on equity investment	12,650	—
Deferred income taxes	(5,108)	3,455
Unrealized foreign exchange loss (gain)	7,455	(12,333)
Non-cash changes in the fair value of contingent consideration	—	1,338
Other	361	(18)
Changes in operating assets and liabilities:
Accounts receivable, net	(145,831)	(92,562)
Inventory	(56,476)	(1,431)
Other current assets	(53,430)	(12,001)
Other assets	(5,616)	9,149
Accounts payable and other short-term liabilities	(25,093)	(76,345)
Other long-term liabilities	7,104	(1,576)
Net cash provided by (used in) operating activities	(3,870)	10,795
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(46,039)	(55,971)
Maturities and sales of investments	491,063	311,598
Purchases of investments	(444,049)	(304,805)
Proceeds from sale of nonfinancial assets	—	110,000
Purchase of intangible assets	(1,457)	(2,739)
Net cash provided by (used in) investing activities	(482)	58,083
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of awards under equity incentive plans	50,193	29,493
Taxes paid related to net share settlement of equity awards	(67,862)	(44,377)
Payments of contingent consideration	(9,475)	(21,054)
Principal repayments of financing leases	(1,635)	(1,122)
Net cash used in financing activities	(28,779)	(37,060)
Effect of exchange rate changes on cash	2,981	708
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(30,150)	32,526
Cash and cash equivalents:
Beginning of period	$724,531	$587,276
End of period	$694,381	$619,802

Non-GAAP Information
The results presented in this press release include both GAAP information and Non-GAAP information. Non-GAAP Income is defined by the Company as GAAP Net Income excluding amortization expense, stock-based compensation expense, contingent consideration expense, and, in certain periods, certain other specified items, as detailed below when applicable. The Company also includes a Non-GAAP adjustment for the estimated tax impact of the reconciling items. Non-GAAP Diluted EPS is defined by the Company as Non-GAAP Income divided by Non-GAAP diluted shares outstanding
BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. Because Non-GAAP Income, Non-GAAP Diluted EPS and Non-GAAP Diluted Shares are important internal measurements for BioMarin, the Company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period and to its forward-looking guidance, and to identify operating trends in the Company’s principal business. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure.
Non-GAAP Income and its components are not meant to be considered in isolation or as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures; likewise, the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Because of the non-standardized definitions, the Non-GAAP financial measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The following tables present the reconciliation of GAAP reported to Non-GAAP adjusted financial information:
Reconciliation of GAAP Reported Net Income to Non-GAAP Income(1)
(In millions of U.S. dollars)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

GAAP Reported Net Income	$56.0	$27.7	$106.9	$148.5
Adjustments
Stock-based compensation expense - COS	4.7	4.8	9.1	9.1
Stock-based compensation expense - R&D	15.1	13.6	34.9	30.8
Stock-based compensation expense - SG&A	30.4	28.7	59.9	55.0
Amortization of intangible assets	15.6	15.6	31.3	31.2
Contingent consideration	—	0.9	—	2.9
Gain on sale of non-financial assets (2)	—	—	—	(108.0)
Severance and employee termination benefits (3)	(2.2)	—	(0.1)	—
Loss on investment in equity securities (4)	—	—	12.6	—
Income tax effect of adjustments	(14.4)	(14.5)	(33.6)	6.2
Non-GAAP Income	$105.2	$76.8	$221.0	$175.7

Reconciliation of Certain GAAP Reported Information to Non-GAAP Information
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

GAAP Diluted EPS	$0.29	$0.15	$0.56	$0.79
Adjustments
Stock-based compensation expense	0.25	0.25	0.52	0.49
Amortization of intangible assets	0.08	0.08	0.16	0.16
Contingent consideration	—	—	—	0.01
Gain on sale of non-financial assets (2)	—	—	—	(0.55)
Severance and employee termination benefits (3)	(0.01)	—	—	—
Loss on investment in equity securities (4)	—	—	0.06	—
Income tax effect of adjustments	(0.07)	(0.08)	(0.16)	0.03
Non-GAAP Diluted EPS	$0.54	$0.41	$1.14	$0.93
(1)    Certain amounts may not sum or recalculate due to rounding.
(2)     Represents the net gain in the first quarter of 2022 on the sale to a third party of the PRV the Company received from the FDA in connection with the U.S. approval of VOXZOGO.
(3)    Represents change in estimates to severance and employee termination benefit charges in SG&A related to the Company’s organizational redesign announced in October 2022. The Company recognized $23.0 million of expense related to severance and employee termination benefits in the second half of 2022.
(4)    Represents the impairment loss on investment in non-marketable equity securities recorded in Other income (expense), net in the first quarter of 2023.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

GAAP Weighted-Average Dilutive Shares Outstanding	195.0	187.4	194.8	191.1
Adjustments
Common stock issuable under Company’s convertible debt (1)	4.4	4.0	4.4	4.4
Non-GAAP Weighted-Average Dilutive Shares Outstanding	199.4	191.4	199.2	195.5
(1)     Common stock issuable under the Company’s convertible debt were excluded from the computation of GAAP Weighted-Average Dilutive Shares Outstanding as they were anti-dilutive. If converted, the Company would issue 4.0 million shares under the convertible notes due in 2024 and 4.4 million shares under the convertible notes due in 2027.

	Guidance for the Year Ended December 31, 2023 (1)(2)
	Net Income			Diluted Shares	Diluted EPS

GAAP Net Income and Diluted EPS	$165	to	$215	200	$0.83	to	$1.08
Amortization of intangible assets	60				0.30
Stock-based compensation expense	200				1.00
Severance and employee termination benefits	(0.1)				—
Loss on investment in equity securities	12.6				0.06
Income tax effect of adjustments (3)	(68)				(0.34)
Non-GAAP Income and Diluted EPS	$370	to	$420	200	$1.85	to	$2.10
(1)     The adjustments/reconciling items included in this table are presented to facilitate the reconciliation of Non-GAAP Income and Non-GAAP Diluted EPS to their closest GAAP financial metrics, GAAP Net Income and GAAP Diluted EPS. The specific amounts included in each reconciling line item above represent approximations of the underlying adjustments from GAAP Net Income to Non-GAAP Income and from GAAP Diluted EPS to Non-GAAP Diluted EPS. Actual 2023 results for each reconciling line item may be different, in some cases materially, than the amounts listed above as a result of uncertainty regarding, and the potential variability of, those items.

(2)     Certain amounts may not sum or recalculate due to rounding.
(3)     Income tax adjustments represent the estimated income tax impact of each pre-tax non-GAAP adjustment based on the applicable statutory income tax rate.
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